Exhibit 12.1

Central Pacific Financial Corp. & Subsidiaries
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

	For the Year Ended December 31,
	2011	2010	2009	2008	2007
	(Dollars in thousdands)
Ratio 1 - including deposit interest
Earnings:
Pre-tax income (loss) from continuing operations	$36,571	$(250,953)	$(333,742)	$(187,727)	$28,145
Fixed charges	18,757	42,503	67,788	102,234	138,420
Total	$55,328	$(208,450)	$(265,954)	$(85,493)	$166,565

Fixed charges:
Interest on deposits	$9,610	$20,789	$42,546	$62,305	$93,973
Interest on other short-term borrowings	204	1,177	548	6,563	1,616
Interest on long-term debt	8,815	20,135	24,621	33,129	42,390
Interest on preferred stock dividends	69	346	42	-	-
Portion of rents representative of the interest
factor of rental expense	59	56	31	237	441
Total fixed charges	$18,757	$42,503	$67,788	$102,234	$138,420

Preferred stock dividend requirements	1,502	11,265	10,983	-	-

Fixed charges and preferred stock dividends	$20,259	$53,768	$78,771	$102,234	$138,420

Ratio of earnings to fixed charges	2.9	NM	NM	NM	1.2
Coverage deficiency	$-	$(250,953)	$(333,742)	(187,727)	-

Ratio of earnings to fixed charges and preferred
stock dividends	2.7	NM	NM	NM	1.2
Coverage deficiency	$-	$(262,218)	$(344,725)	(187,727)	-

Ratio 2 - excluding deposit interest
Earnings:
Pre-tax income (loss) from continuing operations	$36,571	$(250,953)	$(333,742)	$(187,727)	$28,145
Fixed charges	9,147	21,714	25,242	39,929	44,447
Total	$45,718	$(229,239)	$(308,500)	$(147,798)	$72,592

Fixed charges:
Interest on other short-term borrowings	$204	$1,177	$548	$6,563	$1,616
Interest on long-term debt	8,815	20,135	24,621	33,129	42,390
Interest on preferred stock dividends	69	346	42	-	-
Portion of rents representative of the interest
factor of rental expense	59	56	31	237	441
Total fixed charges	$9,147	$21,714	$25,242	$39,929	$44,447

Preferred stock dividend requirements	1,502	11,265	10,983	-	-

Fixed charges and preferred stock dividends	$10,649	$32,979	$36,225	$39,929	$44,447

Ratio of earnings to fixed charges	5.0	NM	NM	NM	1.6
Coverage deficiency	$-	$(250,953)	$(333,742)	(187,727)	-

Ratio of earnings to fixed charges and preferred
stock dividends	4.3	NM	NM	NM	1.6
Coverage deficiency	$-	$(262,218)	$(344,725)	(187,727)	-